Exhibit 10.6

AMENDED AND RESTATED MARKETING AGENT AGREEMENT

AMENDED AND RESTATED MARKETING AGENT AGREEMENT (this “Agreement”) made as of July 17, 2015, by and between World Gold Trust Services, LLC, a Delaware limited liability company, as Sponsor of SPDR® Gold Trust (the “Sponsor”) and State Street Global Markets, LLC, a Delaware limited liability company (the “Marketing Agent”).

W I T N E S S E T H:

WHEREAS, the SPDR® Gold Trust (the “Trust”) is governed by the Trust Indenture dated as of November 16, 2004 (as amended, supplemented or otherwise modified from time to time, the “Trust Indenture”) between the Sponsor and The Bank of New York, a New York banking corporation, not in its individual capacity, but solely as the trustee (the “Trustee”), pursuant to which the Trust has and will issue SPDR® Gold Shares (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the Trust, upon the deposit of gold with HSBC Bank USA, N.A., as custodian of the Trust (the “Custodian”).

WHEREAS, the Trust has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration No. 333-180974) and amendments thereto, including as part thereof a prospectus, under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, pursuant to Section 3.08 of the Trust Indenture, the Sponsor has appointed the Marketing Agent as the exclusive marketing agent for the Trust on the terms and for the periods set forth in the Marketing Agent Agreement dated as of November 16, 2004 (as amended, supplemented or otherwise modified from time to time, the “2004 Marketing Agent Agreement”), and the Marketing Agent has accepted such appointment and agreed to act in such capacity thereunder;

WHEREAS, the Sponsor wishes to amend and restate the 2004 Marketing Agent Agreement so as to continue the relationship and to retain the Marketing Agent to provide certain assistance with respect to the marketing of the Shares, and the Marketing Agent hereby accepts such appointment and agrees to act in such capacity hereunder;

WHEREAS, the Sponsor and the Marketing Agent have entered a Master Marketing Agent Agreement dated as of the date of this Agreement (as amended, supplemented or otherwise modified from time to time, the “Master Marketing Agent Agreement”) as the Sponsor wishes to also retain the Marketing Agent as the exclusive marketing agent to provide certain assistance with respect to the marketing of shares of one or more other gold related exchange traded funds and the development of such other gold related exchange traded funds;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Sponsor and the Marketing Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the other terms which are defined in this Agreement, the following terms shall have the following meanings assigned to them. All other capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms in the Trust Indenture.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2004 Marketing Agent Agreement” has the meaning ascribed in the recitals.

“Additional Jurisdictions” has the meaning ascribed in Article 2.2(b).

“Adjusted Net Asset Value” shall mean (i) the total value of the assets held by the Trust (other than any amounts credited to the Reserve Account) determined by the Trustee pursuant to Section 4.01 of the Trust Indenture minus (ii) (y) accrued but unpaid fees, expenses and liabilities of the Trust as of the Business Day (as defined in the Trust Indenture) prior to the day for which Adjusted Net Asset Value is computed and (z) the accrual, for the day of computation of Adjusted Net Asset Value, of fees, expenses and liabilities borne by the Trust or assumed by the Sponsor other than the fees of the Sponsor, the Trustee, the Marketing Agent and the Custodian for the day of computation of Adjusted Net Asset Value (calculating the Sponsor’s fee, for this purpose, as 15/40ths of the amount calculated under Section 7.04 of the Trust Indenture).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning ascribed in the preamble.

“Authorized Participant” means an investor who has entered into a Participant Agreement with the Sponsor with respect to creations and redemptions of Shares.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open or the Exchange is not open for trading.

“Change of Control of the Marketing Agent” means (i) any other person (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the beneficial owner (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Marketing Agent representing fifty percent (50%) or more of the total voting power represented by the Marketing Agent’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Marketing Agent of all or substantially all of the Marketing Agent’s assets; or (iii) the consummation of a merger or consolidation of the Marketing Agent with any other Person, other than a merger or consolidation which would result in the voting securities of the Marketing Agent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Marketing Agent or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Commission” means the U.S. Securities and Exchange Commission.

“Confidential Information” has the meaning ascribed in Article 12.1(a).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Solely with respect to the Sponsor, a Person shall be treated as having Control of another Person if that Person holds more than 20% of the outstanding voting securities of that other Person.

“Cure Period” has the meaning ascribed in Article 2.2(c).

“Custodian” has the meaning ascribed in the recitals.

“Dedicated Strategists” has the meaning ascribed in Article 4.1(a).

“Delivery Time” means each time new Shares are issued and delivered to an Authorized Participant by the Trust pursuant to a Participation Agreement.

“ETF” means (i) an open-ended trust, (ii) a unit investment trust, (iii) a collective investment scheme or (iv) any other investment company or pooled, collective or commingled investment vehicle that has the following characteristics: (a) the shares, units or similar interests therein are or will be listed and traded on an exchange, and (b) for which creation and/or redemption of shares is effected (1) in large aggregations of no less than 10,000 shares, units or interests (sometimes referred to as “baskets” or “blocks”) only, (2) by authorized participants, (3) through the transfer of the requisite amount and composition of the underlying assets, including, without limitation, assets such as gold or other commodities (also known as in-kind creation and redemption).

“Exchange” means NYSE Arca, Inc. or, if the Shares shall cease to be listed on such exchange and are listed on one or more other exchanges, the exchange on which the Shares are principally traded, as specified by the Sponsor.

“Governmental Entity” means any supranational, national, state, local, foreign, political subdivision, court, administrative agency, commission or department or other governmental authority or instrumentality.

“Governance Policies” has the meaning ascribed in Article 3.8.

“Intellectual Property” has the meaning ascribed in Article 6.1(v).

“Investment Company Act” has the meaning ascribed in Article 6.1(u).

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the 1933 Act) prepared by or on behalf of the Trust or used or referred to by the Trust or the Sponsor in connection with the offering of the Shares and approved by the Sponsor or the Trust.

“Joint Governance Board” has the meaning ascribed to it in Exhibit B.

“Law” means any law, statute, treaty, rule, directive, regulation or guideline or Order of any Governmental Entity.

“Marketing Agent” has the meaning ascribed in the preamble.

“Marketing Agent Agreement” has the meaning ascribed in the recitals.

“Marketing Agent Fee” has the meaning ascribed in Article 5.1(a).

“Marketing Budget” has the meaning ascribed in Article 4.2(a).

“Marketing Plan” has the meaning ascribed in Exhibit A.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

“Participation Agreement” means an agreement by and between an Authorized Participant, the Sponsor and the Trustee with respect to creations and redemptions of Shares.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity, including a Governmental Entity (or any department, agency or political subdivision thereof).

“Proceeding” has the meaning ascribed in Article 10.1.

“Prospectus” means the applicable prospectus included in the Registration Statement at the applicable Delivery Time, as supplemented by a prospectus supplement and one or more product supplements and/or pricing supplements setting forth the terms of the Shares, including all material incorporated by reference therein, in the form in which such prospectus and prospectus supplement have most recently been filed, or transmitted for filing, with the Commission pursuant to paragraph (b) of Rule 424 of the rules and regulations adopted by the Commission thereunder.

“Registration Statement” means except when otherwise specified, the Trust’s most recent registration statement on Form S-3 filed by the Sponsor with the Commission as amended when it becomes effective under the 1933 Act, including all documents filed as a part thereof.

“Reimbursement Agreement” means the Reimbursement Agreement dated as of November 16, 2004 between the Marketing Agent and the Trustee, as amended, supplemented or otherwise modified from time to time.

“Related Agreements” means the SPDR Sublicense and the WGC/WGTS License.

“Representative” means officers, directors, employees, agents, attorneys, accountants and financial advisors of a Person, as the case may be.

“Services” means the services, activities, functions and responsibilities set out in Exhibit A.

“Shares” has the meaning ascribed in the recitals.

“SPDR Sublicense” has the meaning ascribed in Article 3.4.

“Sponsor” has the meaning ascribed in the preamble.

“Suspension Notice” has the meaning ascribed in Article 2.2(c).

“Term” has the meaning ascribed in Article 11.1.

“Termination Date” has the meaning specified in Article 11.2(e).

“Termination Notice” has the meaning specified in Article 11.2(e).

“Termination Payment Amount” means an amount equal to five (5) years of the Marketing Agent Fees that would be paid with respect to the Trust (i.e., 15 basis points of the daily Adjusted Net Asset Value up to and including thirty billion dollars ($30,000,000,000) and 10 basis points of the daily Adjusted Net Asset Value over thirty billion dollars ($30,000,000,000)), calculated using the daily Adjusted Net Asset Value average of the Trust for the 6 month period immediately preceding the Termination Date.

“Termination Payment Date” means (i) the Termination Date; (ii) the last Business Day of the month following the month in which the Termination Date falls; and (iii) the last Business Day of each of the fifty-eight (58) following months (such that there are sixty (60) Termination Payment Dates in total).

“Territory” means the United States of America and any country in which Shares are listed for trading or cross-listed as of the date of the execution of this Agreement.

“Transfer” means any sale, assignment or other disposition, whether voluntary or involuntary, in one transaction or a series of related transactions.

“Trust” has the meaning ascribed in the recitals.

“Trustee” has the meaning ascribed in the recitals.

“Trust Indenture” has the meaning ascribed in the recitals.

“WGC/WGTS License” has the meaning ascribed in Article 3.5.

“WGC” has the meaning ascribed in Article 3.9.

ARTICLE 2

APPOINTMENT AND EXCLUSIVITY OF THE MARKETING AGENT

2.1 Appointment. Pursuant to Section 3.08 of the Trust Indenture, the Sponsor hereby appoints the Marketing Agent as the exclusive Marketing Agent for Shares on the terms and for the periods set forth in this Agreement, and the Marketing Agent hereby accepts such appointment and agrees to act in such capacity hereunder.

2.2 Exclusivity.

(a) The Sponsor shall not, during the Term, appoint any third party licensed broker-dealer to carry on any services in relation to the Shares which services are identical in all material respects to the Services and are carried on within the Territory. Should any individual(s) associated with the Sponsor be required at any time to become licensed as a registered representative of a broker-dealer in any jurisdiction in which Shares are marketed or promoted, the Sponsor may enter into a service agreement with a third party licensed broker-dealer, solely for the purposes of licensing and registering any such individuals who have become subject to a registered representative licensing or registration requirement in connection with the marketing or selling of Shares.

(b) If at any time during the Term, the Sponsor proposes to cross-list Shares outside the Territory (each jurisdiction outside the Territory, an “Additional Jurisdiction”), the Sponsor shall not appoint any third party licensed broker-dealer to carry on any services in relation to the Shares which services are identical in all material respects to the Services and are carried on within such Additional Jurisdiction. The restriction contained in this Article 2.2(b) does not apply where the Marketing Agent is unable to perform the Services in the Additional Jurisdiction. For the avoidance of doubt, the Sponsor may de-list Shares in any jurisdiction outside the United States, in its sole judgment but after consulting with the Marketing Agent, and without paying a Termination Payment Amount to the Marketing Agent under Section 11.2 of this Agreement.

(c) If at any time the Marketing Agent is in willful and material breach of this Agreement and, as a result thereof, is no longer able to provide the Services under this Agreement, the Marketing Agent shall have ninety (90) days to cure such breach pursuant to Article 11.2(d)(iii) (the “Cure Period”). During the Cure Period, the Sponsor may issue a written notice to the Marketing Agent suspending the restriction in Article 2.2(a) (such notice, a “Suspension Notice”). If the Sponsor issues a Suspension Notice, Article 2.2(a) shall cease to apply until the date on which the material breach has been cured and the Marketing Agent is able to provide the Services under this Agreement.

ARTICLE 3

SERVICES, ACTIVITIES AND GOVERNANCE

3.1 Services of the Market Agent. The Marketing Agent shall provide the Services to the Sponsor during the Term in accordance with the terms of this Agreement.

3.2 Activities of the Sponsor. The Sponsor shall:

(a) develop gold specific marketing materials, including gold supply and demand analyses and macro-economic forecasts; and

(b) provide and/or fund research on gold investor and demand trends.

3.3 Joint Activities.

(a) The Sponsor, consistent with the requirements of the 1934 Act and applicable Commission rules thereunder, and the Marketing Agent or one of its Affiliates, will market the Trust and the Shares on an ongoing basis. To the extent that the Sponsor conducts marketing activities pursuant to this Article 3.3(a), the Sponsor shall: (i) coordinate all such marketing activities with the Marketing Agent; and (ii) not utilize an Affiliate broker-dealer to conduct such marketing activities. Other than as permitted by Article 2.2(a) for purposes of licensing and registering any individuals of the Sponsor who have become subject to a registered representative licensing or registration requirement in connection with the marketing or selling of Shares, to the extent that any activities involving the marketing of Shares must be conducted by a registered broker-dealer, the Marketing Agent shall conduct such activities.

(b) The Sponsor and the Marketing Agent shall jointly coordinate the creation and execution of a general communications strategy.

(c) The Sponsor and the Marketing Agent shall negotiate in good faith a product pricing strategy. Such product pricing strategy shall take into consideration the impact of the Share’s expense ratio on growth prospects.

(d) Notwithstanding anything else in this Agreement, the parties agree that neither party will, other than pursuant to a written agreement between the parties or with the other party’s consent, launch an ETF: (i) eighty percent (80%) or more of the assets comprising which are from gold or gold-indexed securities (for the avoidance of doubt, gold-indexed securities includes synthetic gold products and gold futures); and (ii) which has a total expense ratio that is equal to or less than 0.29%.

3.4 Name of the Trust; License. For the term of this Agreement, the Sponsor shall cause the name of the Trust to be “SPDR® Gold Trust.” For purposes of carrying out its marketing and other activities under this Agreement and for the benefit of the Trust, the Marketing Agent and the Sponsor have entered into a sublicense agreement, substantially in the form of Exhibit C attached hereto (the “SPDR Sublicense”), granting the Sponsor a non-exclusive license to use the “SPDR” registered trade mark.

3.5 WGC/WGTS License. The Sponsor shall provide to the Marketing Agent and its Affiliates a non-exclusive license to use certain intellectual property in connection with the marketing of the Trust and the Marketing Agent’s obligations hereunder pursuant to the license agreement, dated as of November 16, 2004 and substantially in the form of Exhibit D attached hereto, (as amended, supplemented or otherwise modified from time to time, the “WGC/WGTS License”).

3.6 Expenses. Except as otherwise expressly provided in this Agreement or the Related Agreements or agreed to in writing by the parties, each party hereto shall bear its own fees and expenses incurred in connection with this Agreement or the Related Agreements and the transactions contemplated hereby and thereby (including, without limitation, the legal, accounting and due diligence fees, costs and expenses incurred by such party).

3.7 Performance by Affiliates. Any covenant required of the Sponsor may be performed by, and any right of the Sponsor can be exercised by, an Affiliate of the Sponsor in lieu of performance or exercise thereof by the Sponsor; provided, that, the Sponsor shall be responsible for the acts and omissions of such Affiliate, and provided, further, that the Sponsor shall remain liable for the nonperformance of any such covenant.

3.8 Joint Governance Board. Exhibit B establishes the Joint Governance Board and sets out the manner in which the parties intend to manage the activities contemplated by this Agreement. The Sponsor and the Marketing Agent shall comply with the governance policies set forth in Exhibit B (the “Governance Policies”).

3.9 Oversight of Joint Governance Board. The Marketing Agent will make annual presentations to the board of directors of World Gold Council, a not-for-profit association established under Swiss law (“WGC”), and the board of directors of the Sponsor and will also make additional presentations to the board of directors of WGC as reasonably required to enhance the trusted relationship between the Marketing Agent and WGC, such presentations to review the respective contributions made by each party pursuant to Articles 4.1, 4.2 and 4.3.

ARTICLE 4

CONTRIBUTIONS OF THE PARTIES

4.1 Marketing Agent Contribution.

(a) The Marketing Agent shall, at its own cost and expense, engage at least four (4) strategists (the “Dedicated Strategists”) dedicated to support the Marketing Agent’s sales activities with institutional and intermediary investors and to directly market Shares to other investor groups identified by the Joint Governance Board. The qualifications and experience of each Dedicated Strategist will generally include (i) employment by a financial institution; (ii) employment on the buy side or sell side for gold or commodity investment products or ETFs; and (iii) experience working for, or marketing to, institutional investors, gold exchange traded fund investors, and/or intermediaries.

(b) The Marketing Agent shall conduct all sales activities outlined under this Agreement on behalf of the Trust.

(c) The Marketing Agent shall conduct its activities substantially in compliance with the Governance Policies.

4.2 Sponsor Contribution.

(a) The Sponsor shall fund a marketing budget (the “Marketing Budget”) dedicated exclusively to the marketing of Shares in an annual amount as agreed to by the parties.

(b) The Sponsor shall be responsible for the timely development and dissemination of concise and easily understandable research relating to gold to be used in marketing across client segments.

(c) The Sponsor shall develop and influence relationships with sell-side Share research strategists at major broker-dealers.

(d) As requested by Marketing Agent, the Sponsor will provide gold training to all sales staff of the Marketing Agent based on a training program to be mutually agreed upon by the Sponsor and the Marketing Agent.

(e) The Sponsor shall conduct its activities substantially in compliance with the Governance Policies.

4.3 Independent Research Program. The Sponsor and the Marketing Agent shall negotiate in good faith to agree to the terms of a program to be jointly established by the Sponsor and the Marketing Agent to provide independent research regarding gold.

4.4 Joint Reviews.

(a) In order to oversee the performance of the Trust on a regular basis, the parties shall:

(i) conduct at least once each calendar quarter in which the annual review described in clause (ii) below is not conducted, a review of the performance of the Trust, with such review to include the senior management of the Sponsor and the senior management of the Marketing Agent and to cover such topics as asset growth/decline, sales strategy, new business efforts, new product initiatives and stock exchange trading activity; and

(ii) conduct at least once each calendar year, a review of the overall performance of the Trust, which will include a review of the most recent quarterly period, with such review to include the chief executive officer of the Sponsor and senior management of the Marketing Agent and to cover such topics as strategic direction and new business initiatives.

(b) Prior to each of the quarterly and annual review pursuant to Article 4.4(a), the Sponsor and the Marketing Agent will jointly prepare and circulate among the parties, a report covering the quarterly or annual period which is the subject of each review, with such report to cover such topics described above.

4.5 Branding.

(a) It is the intention of the parties that, during the Term, the Shares be associated with the SPDR® brand.

(b) The Sponsor shall, at its own expense and in its sole discretion, prosecute all infringement claims in respect of the GLD trademark and otherwise defend the GLD trademark globally.

(c) The Marketing Agent shall use its best efforts to notify the Sponsor of any potential trademark infringement of which it becomes aware in accordance with the WGC/WGTS License.

4.6 Sales. The parties intend to jointly develop and implement a sales process to attract and retain investment in Shares through business development and thought leadership activities to intermediary and institutional clients, including national broker dealers, independent and regional broker dealers, private banks and registered investment advisors, institutional investment consultants, pension funds, endowments, foundations, official institutions and insurance general accounts and institutional asset managers, hedge funds and private equity firms.

4.7 Information Provided to Marketing Agent. In performing its duties hereunder the Marketing Agent shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trustee or the Sponsor and their respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Marketing Agent against any liability to the Trustee, the Sponsor, the Trust or the Trust’s beneficial owners to which the Marketing Agent would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

ARTICLE 5

FEES & EXPENSES

5.1 Fee and Expenses.

(a) Marketing Agent Fee. The Marketing Agent shall be paid, by the Sponsor from the Sponsor’s fee payable pursuant to the Trust Indenture, for the services of the Marketing Agent and its Affiliates as marketing agent to the Trust hereunder, a fee (the “Marketing Agent Fee”) from the Trust in an annual amount as agreed to by the parties.

ARTICLE 6

REPRESENTATIONS & WARRANTIES

6.1 Representations and Warranties of the Sponsor. The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, represents and warrants to, and agrees with, the Marketing Agent that:

(a) an “automatic shelf registration statement” as defined under Rule 405 under the 1933 Act on Form S-3 with respect to the Shares, including a form of prospectus was filed by the Sponsor on behalf of the Trust with the Commission; such Registration Statement has become effective and no stop order of the Commission with respect thereto has been issued and no proceedings for such purpose has been instituted or, to the Sponsor’s knowledge after due inquiry, is contemplated by the Commission; the last Prospectus distributed in connection with the offering of the Shares did not, as of its date, and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; the Registration Statement and the Prospectus comply in all material respects with the requirements of the 1933 Act and the rules and regulations of the Commission thereunder, and any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or filed as exhibits to the Registration Statement have been so described or filed; the conditions to the use of Form S-3 have been satisfied; the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Sponsor makes no warranty or representation with respect to any statement contained in the Registration Statement or Prospectus in reliance upon and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use in the Registration Statement or the Prospectus;

(b) Each Issuer Free Writing Prospectus, when taken together with the Prospectus, did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from such Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use in such Issuer Free Writing Prospectus;

(c) The documents incorporated by reference in the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the applicable requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents, when they became effective or were filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the applicable requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to statements or omissions made in reliance upon and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use therein; and the financial statements of the Trust incorporated by reference in the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Trust at the dates indicated and, except as otherwise disclosed in the Prospectus, such financial statements have been prepared or will be prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis;

(d) the Trust has been duly formed and is validly existing as an investment trust under the laws of the State of New York, as described in the Registration Statement and the Prospectus;

(e) the Sponsor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Registration Statement and Prospectus, and has all requisite power and authority to execute and deliver this Agreement;

(f) [Reserved];

(g) the Sponsor is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification; and the Trust is duly qualified in each jurisdiction where the conduct of its business requires such qualification;

(h) [Reserved];

(i) complete and correct copies of the Trust Indenture, and any and all amendments thereto, have been delivered to the Marketing Agent;

(j) the Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided in a Participation Agreement, will be duly and validly issued, are fully paid and non-assessable and are free of statutory and contractual preemptive rights, rights of first refusal and similar rights;

(k) this Agreement has been duly authorized, executed and delivered by the Sponsor and constitutes the valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms;

(l) none of the Sponsor, nor, to the knowledge of the Sponsor, the Trustee on behalf of the Trust is in breach or violation of or in default under (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) its respective constitutive documents, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor, or, to the knowledge of the Sponsor, the Trustee on behalf of the Trust is a party or by which any of them or any of their properties may be bound or affected, and the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), respectively, the amended and restated limited liability company agreement of the Sponsor or the Trust Indenture or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor or the Trustee on behalf of the Trust is a party or by which, respectively, the Sponsor or any of its properties or the Trustee or the property of the Trust may be bound or affected, or any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Sponsor, the Trust or the Trustee;

(m) no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the performance by the Sponsor of its obligations under this Agreement;

(n) except as set forth in the Registration Statement and the Prospectus (i) no person has the right, contractual or otherwise, to cause the Trust to issue or sell to it any Shares or other equity interests of the Trust, and (ii) no person has the right to act as an underwriter or as a financial advisor to the Trust in connection with the offer and sale of the Shares, in the case of each of the foregoing clauses (i), and (ii), whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise; no person has the right, contractual or otherwise, to cause the Sponsor on behalf of the Trust or the Trust to register under the 1933 Act any other equity interests of the Trust, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise;

(o) each of the Sponsor and the Trust has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business; neither the Sponsor nor, to the knowledge of the Sponsor, the Trustee on behalf of the Trust is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Sponsor or the Trustee on behalf of the Trust;

(p) all legal or governmental proceedings, affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed as required;

(q) except as set forth in the Registration Statement and the Prospectus, there are no actions, suits, claims, investigations or proceedings pending or threatened or, to the Sponsor’s knowledge after due inquiry, contemplated to which the Sponsor, the Trust or the Trustee on behalf of the Trust, or (to the extent that is or could be material in the context of the offering and sale of the Shares) any of the Sponsor’s directors or officers, is or would be a party or of which any of their respective properties are or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency;

(r) KPMG LLP, whose report on the audited financial statements of the Trust is included or incorporated by reference in the Registration Statement and the Prospectus, are independent public accountants as required by the 1933 Act;

(s) there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement and the Prospectus that are not included as required; and the Trust does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Prospectus;

(t) subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been (i) any material adverse change, or any development involving a prospective material adverse change affecting the Sponsor or the Trust, (ii) any transaction which is material to the Sponsor or the Trust taken as a whole, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Sponsor, the Trust or, to the knowledge of the Sponsor, the Trustee on behalf of the Trust, which is material to the Trust, (iv) any change in the Shares purchased by an Authorized Participant or outstanding indebtedness of the Trust or (v) any dividend or distribution of any kind declared, paid or made on such Shares;

(u) the Trust is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(v) except as set forth in the Registration Statement and the Prospectus, the Sponsor and the Trust own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in the Registration Statement and the Prospectus as being owned or licensed by them or which are necessary for the conduct of their respective businesses, (collectively, “Intellectual Property”); (i) to the knowledge of the Sponsor or the Trust, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Sponsor or the Trust; (ii) other than with respect to ticker symbols containing the letters “GLD”, to the knowledge of the Sponsor or the Trust, there is no infringement by third parties of any Intellectual Property; (iii) there is no pending or, to the knowledge of the Sponsor or the Trust, threatened action, suit, proceeding or claim by others challenging the Sponsor’s or the Trust’s rights in or to any Intellectual Property, and the Sponsor and the Trust are unaware of any facts which could form a reasonable basis for any such claim; (iv) there is no pending or, to the knowledge of the Sponsor or the Trust, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, other than the patents and patent applications licensed to the Sponsor by the Bank of New York, as to which the Sponsor and the Trust have no knowledge of any such pending or threatened claims; (v) there is no pending or, to the knowledge of the Sponsor or the Trust, threatened action, suit, proceeding or claim by others that the Sponsor or the Trust infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Sponsor and the Trust are unaware of any facts which could form a reasonable basis for any such claim; (vi) to the knowledge of the Sponsor or the Trust, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property; and (vii) to the knowledge of the Sponsor or the Trust, there is no prior art that may render any patent application licensed to the Sponsor by The Bank of New York unpatentable;

(w) all tax returns required to be filed by the Sponsor have been filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been paid, other than taxes and other assessments of a similar nature which are being contested in good faith; and no tax returns or tax payments are due with respect to the Trust as of the date of this Agreement, other than tax payments which are being contested in good faith;

(x) neither the Sponsor nor, to the knowledge of the Sponsor, the Trustee on behalf of the Trust has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in, or filed as an exhibit to, the Registration Statement, and no such termination or non-renewal has been threatened by the Sponsor or, to the knowledge of the Sponsor, the Trustee on behalf of the Trust or any other party to any such contract or agreement;

(y) with respect to its activities on behalf of the Trust, as provided for in the Trust Indenture, to the knowledge of the Sponsor, the Trustee maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the Trust Indenture and the Trustee’s duties thereunder; (ii) transactions with respect to the Trust are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; and (iii) assets are held for the Trust by the Custodian in accordance with the Trust Indenture;

(z) on behalf of the Trust, the Sponsor has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and 15d-14 under the 1934 Act, giving effect to the rules and regulations, and Commission staff interpretations, thereunder)); such disclosure controls and procedures are designed to ensure that material information relating to the Trust, is made known to the Sponsor, and such disclosure controls and procedures are effective to perform the functions for which they were established; on behalf of the Trust, the Sponsor has been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Trust’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Trust’s internal controls; any material weaknesses in internal controls have been identified for the Trust’s auditors;

(aa) any statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Sponsor believes to be reliable and accurate in all material respects, and the Sponsor has obtained the written consent to the use of such data from such sources to the extent determined by the Sponsor to be required; and

(bb) neither the Sponsor, nor any of the Sponsor’s directors, members, officers, affiliates or controlling persons (but excluding the members of WGC and their controlling persons) nor, to the knowledge of the Sponsor, the Trustee has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any security or asset of the Trust to facilitate the sale or resale of the Shares; and (cc) to the Sponsor’s knowledge after due inquiry, there are no affiliations or associations between any member of the Financial Industry Regulatory Authority, Inc. and any of the Sponsor’s officers, directors or 5% or greater securityholders, except as set forth in the Registration Statement and the Prospectus.

In addition, any certificate signed by any officer of the Sponsor and delivered to the Marketing Agent or counsel for the Marketing Agent in connection with the offering of the Shares shall be deemed to be a representation and warranty by the Sponsor as to matters covered thereby, to the Marketing Agent.

6.2 Representations and Warranties of the Marketing Agent. The Marketing Agent represents and warrants to, and agrees with, the Sponsor that:

(a) The Marketing Agent has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other Persons, in order to conducts its activities as contemplated by this Agreement. The Marketing Agent will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. With respect to its provision of Services under this Agreement, the Marketing Agent will comply in all material respects with all applicable Law;

(b) The Marketing Agent will observe the applicable Law of the jurisdictions in which it provides the Services under this Agreement;

(c) With respect to its provision of Services under this Agreement, the Marketing Agent is in compliance in all material respects with the money laundering and related provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”), and the regulations promulgated thereunder, if the Marketing Agent is subject to the requirements of the PATRIOT Act;

(d) The Marketing Agent (i) has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to conduct its business and has all requisite power and authority to execute and deliver this Agreement and (ii) is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification; and

(e) This Agreement has been duly authorized, executed and delivered by the Marketing Agent and constitutes the valid and binding obligations of the Marketing Agent, enforceable against the Marketing Agent in accordance with its terms.

ARTICLE 7

CONDITIONS TO OBLIGATIONS

7.1 Conditions to Marketing Agent’s Obligations. The obligations of the Marketing Agent hereunder is subject in the Marketing Agent’s reasonable discretion, to the condition that (i) all representations and warranties and other statements of the Sponsor herein or delivered pursuant hereto, and to the knowledge of the Sponsor, all representations and warranties of the Trustee in the Reimbursement Agreement be true and correct (a) at and as of the date made, (b) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (c) at each time the Trust files any report, statement or other document pursuant to Section 13, 14 or 15 (d) of the 1934 Act (excluding filings under Rule 12b-25), (d) at each time the Trust issues any Shares, and (e) at such other times as the Marketing Agent reasonably requests, in each case as though made at and as of such dates, and the Sponsor agrees that all such representations, warranties and other statements are expressly made on and as of such dates (except, in all cases, that such representations, warranties and statements relating to the Registration Statement and the Prospectus shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date), (ii) the Sponsor shall have performed all of its covenants, agreements and obligations hereunder theretofore to be performed in all material respects and (iii) the Trustee shall have performed all of its covenants, agreements and obligations under the Reimbursement Agreement theretofore to be performed in all material respects. The respective indemnities, agreements, representations, warranties and other statements by the Sponsor set forth in or made pursuant to this Agreement shall remain in full force and effect regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Marketing Agent or any controlling person of the Marketing Agent, or the Sponsor or the Trustee, or any officer or director or any controlling person thereof, and shall survive the execution, delivery, performance and termination of this Agreement.

7.2 Conditions to Sponsor’s and the Trust’s Obligations. The obligations of each of the Sponsor and the Trust hereunder are subject in each of the Sponsor’s and the Trust’s reasonable discretion, to the condition that (i) all representations and warranties and other statements of the Marketing Agent herein or delivered pursuant hereto, and to the knowledge of the Marketing Agent, all representations and warranties of the Trustee in the Reimbursement Agreement be true and correct (a) at and as of the date made, (b) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (c) at each time the Trust files any report, statement or other document pursuant to Section 13, 14 or 15 (d) of the 1934 Act (excluding filings under Rule 12b-25), (d) at each time the Trust issues any Shares, and (e) at such other times as the Sponsor or the Trust reasonably requests, in each case as though made at and as of such dates, and the Marketing Agent agrees that all such representations, warranties and other statements are expressly made on and as of such dates (except, in all cases, that such representations, warranties and statements relating to the Registration Statement and the Prospectus shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date), (ii) the Marketing Agent shall have performed all of its covenants, agreements and obligations hereunder theretofore to be performed in all material respects and (iii) the Trustee shall have performed all of its covenants, agreements and obligations under the Reimbursement Agreement theretofore to be performed in all material respects. The respective indemnities, agreements, representations, warranties and other statements by the Marketing Agent set forth in or made pursuant to this Agreement shall remain in full force and effect regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Sponsor or the Trust or any controlling person of the Marketing Agent, or the Sponsor or the Trustee, or any officer or director or any controlling person thereof, and shall survive the execution, delivery, performance and termination of this Agreement.

ARTICLE 8

COVENANTS

8.1 Certain Covenants of the Sponsor. The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, covenants and agrees:

(a) to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states and foreign jurisdictions as the Marketing Agent may reasonably designate and to maintain such qualifications in effect so long as the Marketing Agent may request during the term of this Agreement; provided that the Trust shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise the Marketing Agent of the receipt by the Sponsor or the Trust of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(b) to take all necessary action to register the number of Shares reasonably requested by an Authorized Participant under the 1933 Act, as amended and take, from time to time, such steps, including payment of the related filing fees, as may be necessary to register Shares under the 1933 Act to the end that all Shares will be properly registered under the 1933 Act and to keep the Registration Statement effective and current during the term of this Agreement;

(c) from time to time to furnish to the Marketing Agent, as many copies of the Registration Statement and/or Prospectus (or of the Prospectus as amended or supplemented if any amendments or supplements have been made thereto after the effective date of the Registration Statement) as the Marketing Agent may reasonably request for the purposes contemplated by the 1933 Act;

(d) to advise the Marketing Agent promptly and, if requested by the Marketing Agent, to confirm such advice in writing when the Registration Statement and any post-effective amendment thereto has become effective, and upon receipt of request from the Marketing Agent therefor after termination of this Agreement, to file a post-effective amendment removing any reference to the Marketing Agent thereunder;

(e) to prepare and file with the Commission, at the expense of the Trust, registration statements, prospectuses and amendments and supplements to the Registration Statement or the Prospectus, when and as required, by the 1933 Act, the 1934 Act and the rules and regulations of the Commission thereunder, including if requested by the Marketing Agent; to advise the Marketing Agent promptly of any proposal to prepare a new registration statement or prospectus or to amend or supplement the Registration Statement or the Prospectus and to provide the Marketing Agent and the Marketing Agent’s counsel copies of any such documents for review and comment within a reasonable amount of time prior to any proposed filing and to file no such document to which the Marketing Agent or its counsel shall reasonably object in writing; and to advise the Marketing Agent promptly, confirming such advice in writing, of any request by the Commission for the filing of a new registration statement or prospectus or for amendments or supplements to the Registration Statement or the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible;

(f) to provide the Marketing Agent for its review and comment a copy of any Issuer Free Writing Prospectus, brochure or other graphic materials (including webpages on any website sponsored by the Sponsor related to the Trust), and any proposed amendments or supplements thereto, in each case that refers to the Shares, the SPDR mark or identifies the Marketing Agent within a reasonable amount of time prior to any proposed filing or dissemination thereof; to file in a timely fashion all Issuer Free Writing Prospectuses required to be filed by or on behalf of the Trust with the Commission in order to comply with the 1933 Act during the Term; and to file no such Issuer Free Writing Prospectus or disseminate no such Issuer Free Writing Prospectus to which the Marketing Agent or its counsel shall reasonably object in writing; and to retain copies of each Issuer Free Writing Prospectus used or referred to by it and all other free writing prospectuses and Prospectuses used by the Sponsor in accordance with the 1933 Act;

(g) to prepare, at the expense of the Trust, and file promptly all reports and any information statement required to be filed by or on behalf of the Trust with the Commission in order to comply with the 1934 Act during the Term, and to provide the Marketing Agent and the Marketing Agent’s counsel with a copy of such reports and statements and other documents to be filed by or on behalf of the Trust pursuant to the 1934 Act (excluding filings under Rule 12b-25) during such period for review and comment within a reasonable amount of time prior to any proposed filing and to file no such report or statement to which the Marketing Agent or its counsel shall reasonably object in writing;

(h) if necessary or appropriate, to file a registration statement pursuant to Rule 462(b) under the 1933 Act;

(i) to advise the Marketing Agent promptly of the happening of any event during the term of this Agreement which could require the making of any change in the Prospectus then being used so that such Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the expense of the Trust, to the Marketing Agent promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change;

(j) to make generally available to the Trust’s securityholders, and to deliver to the Marketing Agent, an earnings statement of the Trust (which will satisfy the provisions of Section 11(a) of the 1933 Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) under the 1933 Act) as soon as is reasonably practicable after the termination of such twelve-month period;

(k) to furnish to the Trust’s securityholders and beneficial owners as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flow of the Trust for such fiscal year, accompanied by a copy of the certificate or report thereon of nationally recognized independent certified public accountants);

(l) if requested by the Marketing Agent, to furnish to the Marketing Agent a copy of the Registration Statement, as filed with the Commission, and of all amendments thereto (including all exhibits thereto);

(m) to (1) furnish to the Marketing Agent promptly during the term of this Agreement (i) copies of any reports, proxy statements, or other communications which are sent to the Trust’s securityholders and beneficial owners or that the Sponsor on behalf of the Trust shall from time to time publish or publicly disseminate, (ii) copies of all annual, quarterly and current reports filed with the Commission on Forms 10-K, 10-Q and 8-K, or such other similar forms as may be designated by the Commission, (iii) copies of documents or reports filed with any national securities exchange on which any class of securities of the Trust is listed, and (iv) such other information as the Marketing Agent may reasonably request regarding the Trust and (2) make available for inspection by the Marketing Agent, its attorneys, accountants and other advisors or agents, all financial and other records, pertinent corporate or trust documents and properties of the Trust, and cause the officers, directors and employees of the Trustee, the Custodian and the Sponsor and the Trust’s attorneys and independent accountants to supply all information related to the Trust or the Sponsor reasonably requested by the Marketing Agent, its attorneys, accounts and other advisors and agents;

(n) to use its best efforts to cause the Shares to continue to be listed on the Exchange;

(o) to furnish to the Marketing Agent (i) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (ii) at each time the Trust files any report, statement or other document pursuant to Section 13, 14 or 15(d) (excluding filings required by Rule 12b-25) of the 1934 Act, and (iv) at such other times as the Marketing Agent reasonably requests, an opinion of counsel for the Sponsor, addressed to the Marketing Agent and dated such dates and in form and substance satisfactory to the Marketing Agent, stating that:

1.	the Trust is validly existing as an investment trust under the laws of the State of New York, as described in the Registration Statement and the Prospectus, and the Trustee has all power and authority to issue and deliver the Shares as contemplated therein and to execute and deliver the Reimbursement Agreement;

2.	the Sponsor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as described in the Registration Statement and the Prospectus and to execute and deliver this Agreement;

3.	the Sponsor is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification;

4.	this Agreement has been duly authorized, executed and delivered by the Sponsor;

5.	the Shares issuable by the Trust as described in the Registration Statement, when issued in accordance with the terms of the Trust Indenture as described in the Registration Statement, will have been duly authorized and validly issued and fully paid and non-assessable;

6.	the Shares conform to the description thereof contained in the Registration Statement and the Prospectus;

7.	the Registration Statement and the Prospectus (except as to the financial statements and schedules and other financial information contained therein, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the 1933 Act;

8.	the Registration Statement has become effective under the 1933 Act and, to such counsel’s knowledge, no stop order proceedings with respect thereto are pending or threatened under the 1933 Act and any required filing of the Prospectus and any supplement thereto pursuant to Rule 424 under the 1933 Act has been made in the manner and within the time period required by such Rule 424;

9.	no approval, authorization, consent or order of or filing with any federal, or New York State governmental or regulatory commission, board, body, authority or agency is required in connection with the issuance and sale of the Shares and consummation by the Sponsor of the transactions contemplated in the Prospectus other than registration of the Shares under the 1933 Act (except such counsel need express no opinion as to any necessary qualification under the state securities or blue sky laws of any state or the laws of any jurisdictions outside the United States);

10.

the execution, delivery and performance of this Agreement by the Sponsor, the issuance and delivery of the Shares by the Trust and the consummation by the Sponsor and the Trustee on behalf of the Trust of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under) the amended and restated limited liability company agreement of the Sponsor or the Trust Indenture, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument known to such counsel after reasonable investigation (based on a certificate of an officer of the Sponsor) to which the Sponsor or the Trustee is a party or by which either of them or any of their respective properties may be bound or affected, or any federal, or New York State law, regulation or rule or any decree, judgment or order applicable to the Sponsor or the Trust and known to such counsel;

11.	to such counsel’s knowledge, neither the Sponsor nor the Trust is in breach or violation of or in default under (nor has any event occurred which with notice, lapse of time, or both would result in any breach or violation of, or constitute a default under) their respective constitutive documents, or any federal or New York State law, regulation or rule applicable to the Sponsor or the Trust;

12.	to such counsel’s knowledge, there are no affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character which are required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which have not been so described or filed;

13.	to such counsel’s knowledge, there are no actions, suits, claims, investigations or proceedings pending, or threatened to which the Sponsor or the Trustee is or would be a party or to which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency which are required to be described in the Registration Statement or the Prospectus but are not so described;

14.	the Trust is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; and

15.	the information in the Registration Statement and the Prospectus under the headings “Business of the Trust—License Agreement,” “Description of the Shares,” “United States Federal Tax Consequences,” “Description of the Trust Indenture,” “Description of the Custody Agreements” and “Legal Proceedings” insofar as such statements constitute a summary of documents or matters of law are accurate in all material respects and present fairly the information required to be shown.

In addition, such counsel shall state that such counsel has participated in conferences with officers and other representatives of the Sponsor, representatives of the independent public accountants of the Trust and the Marketing Agent at which the contents of the Registration Statement and the Prospectus were discussed and, although such counsel is not passing upon and does not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus (except as and to the extent stated in subparagraphs (6) and (15) above), on the basis of the foregoing nothing has come to the attention of such counsel that causes them to believe that the Registration Statement or any amendment thereto at the time such Registration Statement or amendment became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus or any supplement thereto at the date of such Prospectus or such supplement, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion with respect to the financial statements and schedules and other financial information included in the Registration Statement or the Prospectus);

(p) to cause KPMG LLP to deliver to the Marketing Agent at each time (A) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment (but only if requested by the Marketing Agent), and (B) a new registration statement or prospectus is filed, and there is financial information incorporated by reference into the Registration Statement or the Prospectus, letters dated such dates and addressed to the Marketing Agent, containing statements and information of the type ordinarily included in accountants’ letters to underwriters with respect to the financial statements and other financial information contained in or incorporated by reference into the Registration Statement and the Prospectus;

(q) to deliver to the Marketing Agent (i) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (ii) at each time the Trust files any report, statement or other document pursuant to Section 13, 14 or 15(d) of the 1934 Act (excluding filings required by Rule 12b-25), and (iii) at such other times as the Marketing Agent reasonably requests, an officer’s certificate in the form attached as Exhibit E hereto;

(r) to furnish to the Marketing Agent (i) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (ii) at each time the Trust files any report, statement or other document pursuant to Section 13, 14 or 15(d) of the 1934 Act (excluding filings required by Rule 12b-25), and (iii) at such other times as the Marketing Agent reasonably requests, such other documents and certificates as of such dates as the Marketing Agent may reasonably request; and

(s) to cause the Trustee to maintain a Custodian (as defined in the Trust Indenture) and an orderly procedure for the transfer and registration of the Shares.

For the purposes of this Article 8.1, the term “Registration Statement” shall mean the Registration Statement as amended or supplemented from time to time to and including the date as of which the relevant representation is made, and the term “Prospectus” shall mean the Prospectus as amended or supplemented from time to time to and including the date as of which the relevant representation is made.

8.2 Certain Covenants of the Marketing Agent. The Marketing Agent, on its own behalf and in its capacity as the exclusive marketing agent of the Trust, covenants and agrees:

(a) it will not use, authorize use of, refer to, or participate in the planning for the use of, any “Free Writing Prospectus,” as defined in Rule 405 under the 1933 Act (which term includes use of any written information furnished to the Commission by the Trust and not incorporated by reference into the Registration Statement and any press release issued by the Trust) other than any Free Writing Prospectus previously filed with the Commission by the Trust or approved by the Sponsor in advance in writing;

(b) it will, pursuant to reasonable procedures developed in good faith, take steps to ensure that (i) to the extent a Free Writing Prospectus referred to in subsection (a) above contains Trust or Sponsor information, that information has been previously-filed and (ii) any Free Writing Prospectus referred to in subsection (a) above that is not an “issuer free writing prospectus” (as defined in Rule 433 under the 1933 Act) is not disseminated in a broad and unrestricted manner, so as not to be required to be filed pursuant to Rule 433(d)(1)(ii) under the 1933 Act;

(c) it will not, without the prior written consent of the Sponsor, use any Free Writing Prospectus that contains the final terms of the Shares unless such terms have previously been included in a Free Writing Prospectus or Prospectus Supplement filed with the Commission or otherwise made reasonably available to the purchasers of the Shares;

(d) it will retain copies of each Free Writing Prospectus used or referred to by it and all other Free Writing Prospectuses and Prospectuses in accordance with Rule 433 under the 1933 Act;

(e) it is not subject to any pending proceeding under Section 8A of the 1933 Act with respect to any offering and will promptly notify the Sponsor if any such proceeding against it is initiated during the Term of this Agreement as in the opinion of counsel for the Sponsor a prospectus relating to the Shares is required by law to be delivered (or required to be delivered but for Rule 172 under the 1933 Act) in connection with sales of the Shares;

(f) it will provide the Sponsor a copy of any Free Writing Prospectus, and any proposed amendments or supplements thereto, in each case that refers to the Shares or identifies the Trust or the Sponsor, for the Sponsor’s review and comment with respect to legal issues, unless any such material has previously been filed with the Commission by the Trust. The Marketing Agent shall refrain from externally disseminating any such materials that have not been approved by the Sponsor; provided, however, that (i) any such approval shall not be unreasonably withheld or unreasonably conditioned by the Sponsor and (ii) any failure by the Sponsor to respond within five (5) Business Days following receipt by the Sponsor of such materials shall be deemed to be disapproval of such materials by the Sponsor. In the event the Sponsor does not approve any such materials, the Marketing Agent shall either make such changes as may be requested by the Sponsor as a condition to its approval, or remove all references to the Trust and the Sponsor and the Shares from such material; and

(g) it will deliver to the Sponsor copies of the following documents contemporaneously with this Agreement and from time to time, as reasonably requested by the Sponsor, where applicable: (i) any correspondence from any state or federal regulator which would impact the services provided hereunder to the Sponsor by it; and (ii) and any other documents, materials or information that the Sponsor shall reasonably request in writing to a specified person at the Marketing Agent to enable it to perform its obligations pursuant to this Agreement. The Marketing Agent shall deliver to the Sponsor as soon as is reasonably practical any and all amendments and/or supplements to the documents required to be delivered under this Article 8.2.

ARTICLE 9

OTHER AGREEMENTS

9.1 Dual Listing Rights. The Marketing Agent and the Sponsor shall jointly negotiate any dual listing rights relating to the Trust. Any revenue derived from such listings will be shared equally between the Marketing Agent, on the one hand, and Sponsor, on the other.

9.2 Options and Derivatives. The Marketing Agent, on the one hand, and Sponsor, on the other hand, will share equally any and all fees earned from licensing the right to list option contracts and other exchange-traded derivatives that are specific to the Trust.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification of Marketing Agent. The Sponsor agrees to indemnify, defend and hold harmless the Marketing Agent, its partners, stockholders, members, directors, officers and employees and any Affiliate of the foregoing, and the successors and assigns of each of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which the Marketing Agent or any such person may incur under the 1933 Act, the 1934 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon:

(a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended or supplement), in a Prospectus (the term Prospectus for the purpose of this Article 10.1 being deemed to include the Prospectus and the Prospectus as amended or supplemented), or any Issuer Free Writing Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated in either such Registration Statement, Prospectus or Issuer Free Writing Prospectus or necessary to make the statements made therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use in such Registration Statement, such Prospectus or Issuer Free Writing Prospectus;

(b) any untrue statement or alleged untrue statement of a material fact or breach by the Sponsor of any representation or warranty contained in Article 6 hereof or in any certificate delivered by the Sponsor pursuant to paragraph (q) or (r) of Article 8.1 hereof;

(c) the failure by the Sponsor to perform when and as required any agreement or covenant contained herein;

(d) any untrue statement or alleged untrue statement of any material fact contained in any audio or visual materials provided by the Sponsor or based upon written information furnished by or on behalf of the Sponsor or the Trustee including, without limitation, slides, videos, films or tape recordings used in connection with the marketing of the Shares;

(e) circumstances surrounding the third party allegations relating to patent and contract disputes as described in the Sections of the Prospectus and the Registration Statement entitled “Risk Factors—Competing claims over ownership of intellectual property rights related to the Trust could adversely affect the Trust and an Investment in the Shares,” “Business of the Trust—License Agreement” and “Legal Proceedings”; and/or

(f) the Marketing Agent’s performance of its duties under this Agreement except in the case of this clause (f), for any loss, damage, expense, liability or claim resulting from the gross negligence or willful misconduct of the Marketing Agent.

In no case is the indemnity of the Sponsor in favor of the Marketing Agent and such other persons as are specified in this Article 10.1 to be deemed to protect the Marketing Agent and such persons against any liability to the Sponsor, the Trustee or the Trust to which the Marketing Agent would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

If any action, suit or proceeding (each, a “Proceeding”) is brought against the Marketing Agent or any such person in respect of which indemnity may be sought against the Sponsor pursuant to this Article 10.1, the Marketing Agent or such person shall promptly notify the Sponsor in writing of the institution of such Proceeding and the Sponsor shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Sponsor shall not relieve it from any liability which it may have to the Marketing Agent or any such person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The Marketing Agent or such person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Marketing Agent or of such person unless the employment of such counsel shall have been authorized in writing by the Sponsor in connection with the defense of such Proceeding or the Sponsor shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Sponsor (in which case the Sponsor shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Sponsor and paid as incurred (it being understood, however, that the Sponsor shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Sponsor shall not be liable for any settlement of any Proceeding effected without the Sponsor’s written consent but if settled with the Sponsor’s written consent, the Sponsor agrees to indemnify and hold harmless the Marketing Agent and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

10.2 Indemnification of Sponsor.

(a) The Marketing Agent agrees to indemnify, defend and hold harmless each of the Sponsor and its partners, stockholders, members, directors, officers, employees and any person who controls the Sponsor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which the Sponsor any such person may incur under the 1933 Act, the 1934 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use in the Registration Statement (or in the Registration Statement as amended or supplemented by any post-effective amendment thereof) or in a Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement or such Prospectus or necessary to make such information not misleading.

(b) If any Proceeding is brought against the Sponsor or any person referred to in Article 10.2(a) in respect of which indemnity may be sought against the Marketing Agent pursuant to the foregoing paragraph, the Sponsor or such person shall promptly notify the Marketing Agent in writing of the institution of such Proceeding and the Marketing Agent shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Marketing Agent shall not relieve the Marketing Agent from any liability which the Marketing Agent may have to the Sponsor or any such person or otherwise. The Sponsor or such person shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Sponsor or such person unless the employment of such counsel shall have been authorized in writing by the Marketing Agent in connection with the defense of such Proceeding or the Marketing Agent shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to or in conflict with those available to the Marketing Agent (in which case the Marketing Agent shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties, but the Marketing Agent may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Marketing Agent), in any of which events such fees and expenses shall be borne by the Marketing Agent and paid as incurred (it being understood, however, that the Marketing Agent shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Marketing Agent shall not be liable for any settlement of any such Proceeding effected without the written consent of the Marketing Agent but if settled with the written consent of the Marketing Agent, the Marketing Agent agrees to indemnify and hold harmless the Sponsor and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding.

10.3 Contribution. If the indemnification provided for in this Article 10 is unavailable to an indemnified party under Article 10.1 or 10.2 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor and the Trust, on the one hand, and the Marketing Agent, on the other hand, from the services provided hereunder or (ii) if the allocation provided by clause (i) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Sponsor and the Trust on the one hand and of the Marketing Agent on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Sponsor and the Trust on the one hand and the Marketing Agent on the other shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Trust, plus the fees received by the Sponsor, on the one hand, and the total fees received by the Marketing Agent, on the other hand, bear to the aggregate public offering price of the Shares. The relative fault of the Sponsor and the Trust on the one hand and of the Marketing Agent on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Sponsor, the Marketing Agent and the Trust or by the Marketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this Article 10.3 shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

10.4 Equitable Considerations. The Sponsor and the Marketing Agent agree that it would not be just and equitable if contribution pursuant to this Article 10 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Article 10.3 above. Notwithstanding the provisions of this Article 10, the Marketing Agent shall not be required to contribute any amount in excess of the amount of the fees received by it hereunder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10.5 Survival of Indemnity and Contribution. The indemnity and contribution agreements contained in this Article 10 and the covenants, warranties and representations of the Sponsor contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Marketing Agent, its partners, stockholders, members, directors, officers, employees and or any person (including each partner, stockholder, member, director, officer or employee of such person) who controls the Marketing Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or by or on behalf of each of the Sponsor, the Trust, their partners, stockholders, members, directors, officers, employees or any person who controls the Sponsor or the Trust within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and shall survive any termination of this Agreement or the initial issuance and delivery of the Shares. The Sponsor and the Marketing Agent agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Sponsor, against any of the Sponsor’s officers or directors in connection with the issuance and sale of the Shares, or in connection with the Registration Statement or the Prospectus.

10.6 Information Provided by Marketing Agent. The statements set forth in the first paragraph under the caption “The Marketing Agent” in the Prospectus constitute the only information furnished by or on behalf of the Marketing Agent as such information is referred to in Articles 6.l and 10.1 hereof.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the date hereof and continue for a term of seven (7) years, and will last until the expiration of this Agreement or the earlier termination of this Agreement in accordance with Article 11.2 (the “Term”). This Agreement will automatically be renewed for successive two (2) year periods, unless terminated pursuant to Article 11.2.

11.2 Early Termination.

(a) No later than twelve (12) months prior to the end of the then-current Term, either the Marketing Agent, on the one hand, or the Sponsor, on the other hand, may terminate this Agreement, effective as of the end of the then-current Term, by delivering written notice of non-renewal to the other parties. If the Sponsor terminates this Agreement pursuant to this Article 11.2(a), the Sponsor shall be responsible for paying the Termination Payment Amount pursuant to Article 11.2(f).

(b) Termination by the Sponsor.

(i)	Termination Subject to the Termination Payment Amount

(A) The Sponsor may, at its discretion, terminate this Agreement upon a Change of Control of the Marketing Agent, provided that the Sponsor shall be responsible for paying the Termination Payment Amount pursuant to Article 11.2(f).

(ii)	Terminations Not Subject to the Termination Payment Amount

(A) The Sponsor may, at its discretion, terminate this Agreement if the Marketing Agent announces that it is no longer engaged in the business of structuring, sponsoring, forming, managing, operating, selling, marketing, promoting or distributing ETFs as a result of the wind-down of such business. In such case, the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(B) The Sponsor may, at its discretion, terminate this Agreement if the Marketing Agent is convicted of, or enters a plea of nolo contendere to a felony or any crime involving dishonesty, breach of trust or unethical business conduct in connection with the performance of its obligations under this Agreement or commits any intentional and/or willful act of fraud related to, connected with or otherwise affecting its performance of its obligations under this Agreement. In such case, the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(C) The Sponsor may terminate this Agreement if, as a result of the Marketing Agent’s wilful malfeasance, the Marketing Agent has caused the Sponsor to materially violate applicable Law or suffer material reputational harm to the extent that the Sponsor is no longer able to continue as the Sponsor under the Agreement. In such case, the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(c) Termination by Marketing Agent.

(i) The Marketing Agent may terminate this Agreement if, as a result of the Sponsor’s willful malfeasance, the Sponsor has caused the Marketing Agent to materially violate applicable Law or suffer material reputational harm to the extent that the Marketing Agent is no longer able to continue as the Marketing Agent under the Agreement.

(ii) If the Marketing Agent terminates this Agreement pursuant to this Article 11.2(c), the Sponsor shall be responsible for paying the Termination Payment Amount pursuant to Article 11.2(f).

(d) The Sponsor, on the one hand, or the Marketing Agent, on the other hand, may terminate this Agreement upon written notice to the other if:

(i) the Trust is terminated pursuant to the Trust Indenture,

(ii) the other party becomes insolvent or bankrupt or files a voluntary petition, or is subject to an involuntary petition, in bankruptcy or attempts to or makes an assignment for the benefit of its creditors or consents to the appointment of a trustee or receiver, provided that the Sponsor may not terminate this Agreement pursuant to this provision if the event relates to the Sponsor, the Trust or the Trustee, or

(iii) the other party willfully and materially breaches its obligations under this Agreement and such breach has not been cured to the reasonable satisfaction of the non-breaching party prior to the expiration of ninety (90) days after notice by the non-breaching party to the breaching party of such breach.

(iv) If the Sponsor or the Marketing Agent terminates this Agreement pursuant to this Article 11.2(d), the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(e) Each party shall have the right to terminate this Agreement pursuant to this Article 11.2 by delivering written notice thereof (such notice, a “Termination Notice”) to the other party, specifying in reasonable detail the facts and circumstances giving rise to such termination, such termination to be effective upon receipt of such Termination Notice by the other party and, in the case of a termination pursuant to Article 11.2(b)(i)(A), the receipt of the Sponsor’s agreement to pay a pro rata portion of the Termination Payment Amount on the Termination Payment Dates in accordance with Article 11.2(f) (such date, the “Termination Date”). If there shall be any dispute between the Marketing Agent and the Sponsor as to whether a cause for termination has occurred, then, where the Sponsor has sent a Termination Notice to the Marketing Agent, the Termination Date shall not be effective unless (a) a court of competent jurisdiction has found that such cause for termination has occurred and, if either party decides to appeal such finding within ten (10) business days, (b) such finding has been upheld on an appeal by a court of competent jurisdiction. If there is a dispute as to whether a cause for termination has occurred, the Sponsor shall place all Marketing Agent Fees accrued by the Marketing Agent subsequent to the Termination Date (where the Sponsor has sent a Termination Notice to the Marketing Agent) or the amount due on each Termination Payment Date under Article 11.2(f) (where the Marketing Agent has sent a Termination Notice to the Sponsor pursuant to Article 11.2(c)) in escrow, pending the final adjudication and appeal, if any, of such dispute. The Marketing Agent Fees or the Termination Payment Amount will be released from escrow to the prevailing party upon resolution of the legal proceedings described under this Article 11.2(e).

(f) Each of the parties acknowledges and agrees that the other parties have made significant investments of time, money and resources into the establishment of the SPDR® Gold Trust and the SPDR® GLD shares, and have consequently created substantial value. In consideration for such investment and value creation, following any termination of this Agreement by the Sponsor pursuant to Article 11.2(a) or Article 11.2(b)(i)(A) or by the Marketing Agent pursuant to Article 11.2(c), the Sponsor shall be obligated to pay the Marketing Agent on each Termination Payment Date an amount equal to 1/60th of the Termination Payment Amount. For the avoidance of doubt, no Termination Payment Amount shall be payable by the Sponsor if the Marketing Agent terminates this Agreement pursuant to Article 11.2(a).

Pursuant to a separate agreement, the Sponsor shall grant a security interest to the Marketing Agent to secure the Marketing Agent’s interest in, and receipt of, the Termination Payment Amount for as long as the Sponsor is obligated to pay a pro rata portion of the Termination Payment Amount on the Termination Payment Dates.

(g) Each of the parties acknowledges that the obligations, covenants, agreements and conditions contained in Exhibit A and Exhibit B serve as guidelines for the relationship between the Sponsor and Marketing Agent, and failure to comply with any such individual obligation, covenant, agreement or condition shall not constitute a material breach of this Agreement nor a cause for termination; provided, however, failure to comply with multiple provisions of Exhibit A and Exhibit B may give rise to a cause for termination if such failures otherwise meet the requirements of Article 11.2(d)(iii).

11.3 Consequences of Termination.

(a) Upon any termination of this Agreement, the following will occur:

(i) The Related Agreements shall each terminate in accordance with their terms;

(ii) The parties shall, as soon as practical, take such actions as may be necessary to change the name of the Trust from “SPDR® Gold Trust” and to cease using the “SPDR®” name for any other purpose connected with the Trust;

(iii) The Marketing Agent will no longer use the service marks Gold Trust and Gold Shares and may not use such service marks without the express written approval of the Sponsor; and

(iv) The parties shall cooperate reasonably with each other in connection with any notices or filings to be made with any governmental or regulatory body required as a result of such termination, including the filing of any supplement or amendment to the Registration Statement or Prospectus as a result of such termination.

(b) In the event of the expiration or termination of this Agreement, this Agreement shall be of no further force or effect, provided that such expiration or termination shall not affect any obligation or liability of any party for breach of any provisions of this Agreement prior to the date of such expiration or termination and that Articles 3.6, 5 (any fee due under such Article to be pro rated to the date of termination), 6, 7, 10, 11, 12, 13 and 14 of this Agreement shall each survive the expiration or termination of this Agreement.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality.

(a) The parties shall during the Term and for one (1) year thereafter maintain in confidence, use only for the purposes provided for in this Agreement and the Related Agreements, and not disclose to any third party, without first obtaining the other party’s consent in writing, any and all Confidential Information (as defined below) such party receives from the other party; provided, however, that either party may disclose Confidential Information received from the other party to those of its Representatives as may be necessary for such party to carry out its obligations under this Agreement and the Related Agreements. “Confidential Information” shall mean all information or data of a party that is disclosed to or received by the other party, whether orally, visually or in writing, in any form, including, without limitation, information or data which relates to such party’s business or operations, research and development, marketing plans or activities, or actual or potential products.

(b) Notwithstanding the provisions of this Agreement to the contrary, a party shall have no liability to the other party for the disclosure or use of any Confidential Information of the other party if the Confidential Information:

(i) is known to such party at the time of disclosure other than as the result of a breach of this Article 12 by such party;

(ii) has been or becomes publicly known, other than as the result of a breach of this Article 12 by such party, or has been or is publicly disclosed by the other party;

(iii) is received by such party after the date of this Agreement from a third party (unless such third party breaches an obligation of confidentiality to the other party); or

(iv) is required to be disclosed by Law or similar compulsion or in connection with any legal proceeding, provided that such party shall promptly inform the other party in writing of such requirement and that such disclosure shall be limited to the extent so required and, except to the extent prohibited by Law, such party shall reasonably cooperate with the other party (at the expense of the other party) in seeking a protective order or other suitable confidentiality protections.

(c) The parties recognize and acknowledge that a breach or threatened breach by a party of the provisions of this Article 12 may cause irreparable and material loss and damage to the other party which cannot be adequately remedied at law and that, accordingly, in addition to, and not in lieu of, any damages or other remedy to which the non-breaching party may be entitled, the issuance of an injunction or other equitable remedy (without the requirement that a bond or other security be posted) is an appropriate remedy for the non-breaching party for any breach or threatened breach of the obligations set forth in this Article 12.

(d) Each party agrees that it will use the same degree of care, but no less than a reasonable degree of care, in safeguarding the Confidential Information of the other party as it uses for its own Confidential Information of a similar nature. Each party shall promptly notify the other party in writing of any misuse, misappropriation or unauthorized disclosure of the Confidential Information of the other party which may come to such party’s attention.

(e) Upon the termination of this Agreement, if requested in writing by the other party, each party shall, at such party’s option, promptly destroy or return to the other party all Confidential Information received from the other party, all copies and extracts of such Confidential Information and all documents or other media containing any such Confidential Information.

ARTICLE 13

MISCELLANEOUS

13.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the indemnities referred to in this Agreement and their respective successors and assigns.

13.2 Entire Agreement. This Agreement and the Related Agreements (including any schedules and exhibits attached hereto and thereto) contain all of the agreements among the parties hereto and thereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings, whether written or oral, among the parties with respect thereto.

13.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties.

13.4 Successors and Assigns; Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Unless required by applicable Law, this Agreement shall not be assigned by any party without the prior written consent of the other parties.

13.5 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of, the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

13.6 Severability. The parties hereto desire that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.7 Notices. All notices, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, by facsimile (and, if sent by facsimile, followed by delivery by nationally-recognized express courier), sent by nationally-recognized express courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be, specified by like notice):

(a)	if to Sponsor, to:

World Gold Trust Services, LLC
510 Madison Avenue, 9th Floor
New York, New York 10022
Attention: William Rhind
Telephone: (212) 317-3844
Facsimile: (212) 688-0410

(b)	if to the Marketing Agent, to: (a)

State Street Global Markets, LLC
One Lincoln Street
Boston, Massachusetts 02111
Attention: James Ross
Telephone: (617) 664-2043
Facsimile: (617) 664-2669

and

State Street Global Markets, LLC
One Lincoln Street
Boston, Massachusetts 02111
Attention: Nick Good
Telephone: (617) 664- 3118
Facsimile: (617) 664-2669

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by facsimile or e-mail, on the date of such delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized express courier, on the first Business Day following dispatch, and (iii) in the case of mailing, on the third Business Day following such mailing.

13.8 Governing Law; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) Each party irrevocably consents and agrees, for the benefit of the other parties, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or any Related Agreement may be brought in the courts of the State of New York or the courts of the United States of America located in the Borough of Manhattan, The City of New York and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues. Each party irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or any Related Agreement or the transactions contemplated hereby or thereby which is instituted in any court of the State of New York or any court of the United States of America located in the Borough of Manhattan, The City of New York.

The provisions of this Article 13.8 shall survive any termination of this Agreement and the Related Agreements, in whole or in part.

13.9 No Partnership. Nothing in this Agreement is intended to, or will be construed to constitute the Sponsor or the Trust, on the one hand, and the Marketing Agent or any of its Affiliates, on the other hand, as partners or joint venturers; it being intended that the relationship between them will at all times be that of independent contractors.

13.10 Force Majeure. Neither the Sponsor, on the one hand, nor the Marketing Agent, on the other hand, will be liable to the other for any delay or failure to perform its obligations under this Agreement (except for the payment of money) if such delay or failure arises from or is due to any cause or causes beyond the reasonable control of the party affected which impedes, delays or aggravates any obligation under this Agreement, including, without limitation, acts of God, acts of any Governmental Entity, labor disturbances, act of terrorism or act of public enemy due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, severe or adverse weather conditions, power failure or computer or communications line failure.

13.11 Interpretation. The Article and Article headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

13.13 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

WORLD GOLD TRUST SERVICES, LLC

By:	/s/ William Rhind
Name : William Rhind
Title : Chief Executive Officer

STATE STREET GLOBAL MARKETS, LLC

By:	/s/ James E. Ross
Name : James E. Ross
Title : Director

[Signature Page to Amended and Restated Marketing Agent Agreement]

EXHIBIT A

MARKETING AGENT SERVICES

1.	General Obligations.

(a)	The Marketing Agent shall market the Trust and the Shares on a continuous basis, as more particularly described in this Exhibit A.

(b)	References in this Exhibit A to “marketing” include all forms of marketing activity, whether digital or terrestrial and whether direct or indirect, including, without limitation: public relations, advertising, sponsorship, conferences, events, sales and sales support, digital and social outreach.

(c)	Subject to necessary regulatory approvals, compliance with all applicable legal and regulatory requirements, and subject to fiduciary obligations owed to its/their clients, the Marketing Agent and/or its Affiliates shall perform the following services (“Services”):

i.	be primarily responsible for promoting sales and marketing with respect to investment in Shares globally;

ii.	market Shares to identified client bases and additional channels globally, with the goal of attracting and retaining investments in Shares and use commercially-reasonable efforts to market the Trust;

iii.	develop and execute the Marketing Plan (as defined below) for executing and expending the Marketing Budget and participating in the joint review pursuant to Article 4.4 of this Agreement;

iv.	conduct public relations activities related to the marketing of Shares;

v.	include the Trust in the Marketing Agent’s marketing and advertising of the ETF family;

vi.	include gold in strategic and tactical ETF research of the Marketing Agent, as the Marketing Agent may deem appropriate; and

vii.	incorporate the Trust into the “SPDR®” website (or any similar ETF-related website maintained by the Marketing Agent or its Affiliates).

2.	The Marketing Agent shall provide the Sponsor with copies of all written marketing materials distributed by it and its Affiliates connected with the Trust for the Sponsor’s review.

3.	Marketing Plan.

The Marketing Agent shall:

(a)	be responsible for development and execution of a marketing plan to execute and expend the Marketing Budget pursuant to Article 4.2(a) (the “Marketing Plan”) (to be mutually agreed on an annual basis in accordance with section 2 of Exhibit B);

(b)	conduct a strategy meeting with the Sponsor at least annually, which shall include the review and agreement of the Marketing Plan for the following year; and

(c)	conduct an update meeting with the Sponsor at least once per calendar quarter, which shall include a review of progress against the Marketing Plan.

4.	Marketing Materials.

The Marketing Agent shall design, write and produce marketing materials; such materials may include, factsheets, product lists, key features documents, seminars and product presentations.

5.	Campaign Management.

(a)	The Marketing Agent shall, consistent with its obligation to execute and expend the Marketing Budget pursuant to Article 4.2(a), initiate, develop and execute:

i.	advertising campaigns;

ii.	media placement;

iii.	direct marketing campaigns; and

iv.	digital support.

6.	Sales.

(a)	As appropriate, the Marketing Agent shall include the Trust in:

i.	in-person client meetings conducted by the Marketing Agent with intermediary and institutional clients globally;

ii.	calling campaigns completed by the Marketing Agent; and

iii.	SPDR due diligence meetings conducted by the Marketing Agent with intermediary clients.

EXHIBIT B

JOINT GOVERNANCE BOARD

1.	General

(a)	The Marketing Agent and Sponsor agree to coordinate with each other with respect to the Services and other issues contemplated in the Agreement with respect to the products covered by the Agreement (the “Products”) according to the following governance procedures.

(b)	The Marketing Agent and Sponsor agree that they will form a Joint Governance Board (“Joint Governance Board”) that will meet to discuss (i) sales, marketing, public relations and strategy; (ii) new product development; and (iii) operations, compliance and risk, as outlined further below. The Joint Governance Board will be composed of required participants, who will be required to meet on defined schedules, to discuss defined topics, and who will be required to produce certain deliverables, all as listed below.

(c)	In addition to Joint Governance Board meetings, the Marketing Agent and the Sponsor agree to designate employees to work together regularly on key areas outlined below.

(d)	The Chief Executive Officers of both parties also agree to coordinate jointly as outlined below.

(e)	These procedures should not be interpreted as preventing the parties from having more participants at a meeting than the required participants, coordinating more frequently, discussing topics in addition to those listed below, or producing more deliverables than listed below.

2.	Joint Governance Board

(a)	Participants – For the Marketing Agent, its Global Head of Exchange-Traded Funds (or equivalent or an appropriate delegate), Head of Sales and/or Marketing Activities of Exchange-Traded Funds (or equivalent or an appropriate delegate), and an employee primarily responsible for legal oversight with respect to the Products. For the Sponsor, its Managing Director of Investment (or equivalent or an appropriate delegate) and one employee of at least Director level.

(b)	Meeting Schedule – The Joint Governance Board will meet quarterly within 30 days of the 2nd month of any quarter. All meetings will seek to be held in person but may also be held by telephone or videoconference. The Marketing Agent will be responsible for arranging all Joint Governance Board meetings.

(c)	Topics to be Discussed –

i.	Sales, Marketing, Public Relations and Strategy – (1) Yearly Marketing Plan; (2) progress in meeting Marketing Plan; (3) Sales and client activity; and (4) Gold research and messaging.

ii.	New Products – (1) Marketing Agent’s suggestions for potential new products based on, among other things, feedback received by its marketers from investors; and (2) Sponsor’s progress report on new products being developed.

iii.	Operations, Legal, Compliance, and Risk – relevant operational, legal, compliance and risk issues with respect to any Product.

(d)	Deliverables –

i.	At the first meeting during any calendar year, the Marketing Agent will present a written Marketing Plan, as defined in Exhibit A;

ii.	At each quarterly meeting, the Marketing Agent will present a written Marketing Progress Report comparing quarterly marketing progress to the current year’s Marketing Plan, provided, however, that the Marketing Progress Report presented at the first meeting during any calendar year will compare marketing progress during the past year to the previous year’s Marketing Plan. The Marketing Progress Report will include updates on all areas covered in the yearly Marketing Plan;

iii.	At each quarterly meeting, the Sponsor will present any public relations, conference or other activities that relate to the Products, which have been completed in the prior quarter and are planned for the future;

iv.	At each quarterly meeting, each party will present in writing any potential new products that it intends to launch which are subject to the other party’s right of first refusal, including the terms under which the party wants the new product to be marketed or developed, as the case may be;

v.	At each quarterly meeting, the Sponsor will present any written gold messaging materials that have been developed and an overview of plans for future developments;

vi.	At each quarterly meeting, each party will present in writing a report on any regulatory inquiries received by the party or threatened litigation known to the party; and

vii.	For each quarterly meeting, the Marketing Agent will produce post-meeting minutes.

(e)	Finalizing the Marketing Plan – Within 30 days of the first Joint Governance Board meeting of the year, the Marketing Agent and the Sponsor will jointly agree and finalize the yearly Marketing Plan. If the parties have a dispute over any issue in a Marketing Plan, the parties’ respective views will be noted in such Marketing Plan and the Chief Executive Officer of each party will jointly resolve the dispute, with the Marketing Plan from the immediately preceding year controlling with regards to the disputed issue during the interim. To the extent that the Chief Executive Officers are required to jointly resolve a dispute with regards to the first Marketing Plan under this Agreement, the 2014 Marketing Plan will control with regards to the disputed issue during the interim.

3.	CEO Meetings

(a)	Participants – The Chief Executive Officer of each party, or an appropriate delegate.

(b)	Meeting Schedule and Party Responsible for Arranging – Meetings will be held semi-annually. All meetings may be held in-person, by telephone or videoconference. The Sponsor will be responsible for arranging CEO meetings.

(c)	Topics to be Discussed – (i) overall relationship between the parties; and (ii) summary of issues and progress reports springing from the Joint Governance Board concerning (1) Sales Marketing, Public Relations and Strategy, (2) New Product Development, and (3) Operations, Compliance and Risk.

(d)	Deliverables and Party Responsible – The Sponsor will produce post-meeting minutes.

4.	Additional Joint Coordination

(a)	The parties will designate employees to work jointly between meetings of the Joint Governance Board on the issues outlined herein.

(b)	The Sponsor will provide the Marketing Agent’s employees responsible for marketing gold products with (i) gold research and messaging documents, and (ii) training on gold messaging. The Marketing Agent will seek to incorporate the Sponsor’s gold research and messaging into marketing collateral as it deems appropriate and subject to the Marketing Agent’s compliance and legal review and approval.

(c)	Each party will promptly inform the other party of any regulatory inquiries or threatened litigation known to or received by the party that is related to any Product.

EXHIBIT C

MARKETING AGENT LICENSE

[Attached to Amendment No. 4 to the Registration Statement as Exhibit 10.9]

EXHIBIT D

WGC/WGTS LICENSE

[Attached to Amendment No. 4 to the Registration Statement as Exhibit 10.8]

EXHIBIT E

WORLD GOLD TRUST SERVICES, LLC

OFFICER’S CERTIFICATE

The undersigned, a duly authorized officer of World Gold Trust Services, LLC, a Delaware limited liability company (the “Company”) and pursuant to Article 8.1(q) of the Amended and Restated Marketing Agent Agreement dated as of July 17, 2015 (as amended, the “Agreement”), by and between the Company and State Street Global Markets, LLC, a Delaware limited liability company (the “Marketing Agent”) hereby certifies that:

1.	Each of the representations and warranties of the Company contained in Article 6.1 of the Agreement is true and correct in all material respects as if such representations and warranties were made as of the date hereof. For purposes of this paragraph, the term “Registration Statement” as used in Article 6.1 of the Agreement shall mean the Registration Statement as amended or supplemented from time to time to the date hereof, and the term “Prospectus” as used in Article 6.1 of the Agreement shall mean the Prospectus as amended or supplemented from time to time to the date hereof.”

2.	Each of the obligations of the Company to be performed by it on or before the date hereof pursuant to the terms of the Agreement, and each of the provisions thereof to be complied with by the Company on or before the date hereof, has been duly performed and complied with in all material respects

Capitalized terms used, but not defined herein shall have the meaning assigned to such term in the Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, I have hereunto, on behalf of the Company, subscribed my name this 17th day of July, 2015.

By:	/s/ William Rhind
Name : William Rhind
Title : Chief Executive Officer

I, in my capacity as Secretary, hereby certify that William Rhind is the duly elected Chief Executive Officer of the Company, and that the signature set forth immediately above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

By:	/s/ Brian Bellardo
Name : Brian Bellardo
Title : Secretary